Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 7th day of June 2006, by and between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Dario L. Santana, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, effective as of July 10, 2006 (the “Effective Date”).

B. The Executive desires to accept such employment on such terms and conditions.

C. This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date and supersedes and negates all previous agreements with respect to such relationship.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2	Duties. During the Period of Employment, the Executive shall serve the Company as its President and Chief Executive Officer and shall have the powers, duties and obligations of management usually vested in the office of the chief executive officer of a corporation, subject to the directives of the Company’s Board of Directors (the “Board”) and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). The Executive will be appointed to the Board as of the Effective Date. During the Period of Employment, the Executive shall report solely to the Board.

1.3	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities, or the provision of other services thereto, is subject to the prior written approval of the Board, which may not be unreasonably withheld. The Company shall have the right to require the Executive to resign from any board or similar body on which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns. Nothing in this Section 1.3 shall be construed as preventing Executive from engaging in the investment of his personal assets.

1.4	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that, except as set forth on Exhibit A hereto, the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Proprietary Information Agreement attached hereto as Exhibit B (the “Proprietary Information Agreement”)) with any other person or entity.

1.5	Location. The Executive acknowledges that the Company’s principal executive offices are currently located in Carlsbad, California. The Executive’s principal place of employment shall be the Company’s principal executive offices. The Executive agrees that he will be regularly present at the Company’s principal executive offices. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

2.	Period of Employment. The “Period of Employment” shall be a period of two (2) years commencing on the Effective Date and ending at the close of business on July 9, 2008 (the “Termination Date”): provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives notice, in writing, at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (a “Notice of Non-Renewal”). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Good Reason” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1	Base Salary. The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of Four Hundred Thousand Dollars ($400,000). The Company will review the Executive’s Base Salary at least annually and may increase (but not decrease) the Executive’s Base Salary from the rate then in effect based on such review. Subject to the review and approval of the Board, which approval may be withheld in its sole discretion, the Company anticipates that subsequent annual adjustments in Base Salary would range from 3% to 5%.

3.2	Incentive Bonus. During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) in an amount to be determined by the Board in its sole discretion, based on the performance objectives established by the Board for that particular period. The Executive’s target Incentive Bonus amount for the 2006 and 2007 calendar years shall not be less than 50% of the Executive’s Base Salary. For calendar year 2006 the Executive’s Incentive Bonus shall be pro rated based on hire date.

For 2006 and 2007, one-half of the Incentive Bonus shall be payable in connection with attainment of revenue targets and one-half shall be payable in connection with the attainment of EBITDA targets. The Incentive Bonus for each of the revenue and the EBITDA targets shall be payable commencing upon attainment of 100% of the budgeted target and increase up to the full award of 50% of Executive’s Base Salary at 110% of the budgeted target for revenue and 115% of the budgeted amount for EBITDA.

The actual Revenue and EBITDA amounts will be based on the audited financial statements for the Company prepared for inclusion in the Company’s audit report on Form 10-K, and shall include all compensation expense attributable to the payment of the Incentive Bonus, but shall not include non-recurring or other extraordinary income and expense items (such as sales of assets, impact of M&A activities, etc.) and shall be adjusted to exclude any compensation charges related to stock option grants. Results from divisions being sold (Wireless and Software) are excluded from computation of Revenue and EBITDA. Total bonus payout is not to be greater than 50% of increased actual net income over budgeted net income. Payment of the bonus will be made one-half in cash and one-half in stock, subject to withholdings in accordance with the Company’s standard payroll procedures, within 30 days after receipt of the independent auditor’s report on the Company’s annual financial statements for the prior year, but in no event later than April 30 of the following year (or such earlier date as required to comply with Section 409A of the Internal Revenue Code)

The Board may, in its sole discretion, grant an additional bonus to the Executive if the Company achieves Revenue and EBITDA performance in excess of 110% and 115% of 2006 and 2007 budgeted levels, respectively.

The Executive will participate in establishing the targeted levels of Revenue and EBITDA for 2007 and present to the Board either or both (1) such recommendations with respect to such targeted levels that Executive determines in good faith are advisable, or (2) such other modifications to the bonus program for 2006 (including, without limitation, any other performance factors on which the bonus determination may be based) as the Executive determines in good faith are advisable. The Board will consider adjusting such targeted levels and making such adjustment to the bonus program in good faith based on the Executive’s recommendation, but shall have no obligation to actually make any such adjustment.

3.3	Additional Performance Compensation. The Executive shall be eligible to receive such additional performance based compensation as the Board or the Compensation Committee of the Board may, from time to time, determine is appropriate.

3.4	Stock Option Grants. Subject to this Section 3.4, the Company will grant to the Executive the following stock options (the “Options”):

(a)	As of the Effective Date, the Company will grant the Executive an option to purchase 750,000 shares of the Company’s common stock, $0.005 par value per share (“Common Stock”);

(b)	On the first anniversary of the Effective Date, subject in each case to the Executive’s continued employment with the Company through such anniversary date and such other criteria as may be established by the Board, the Company will grant the Executive an option to purchase 250,000 shares of Common Stock.

The exercise price per share for each Option will be equal to the fair market value of a share of the Common Stock on the date such Option is granted. Each Option will be intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code. Each Option will vest in 48 substantially equal monthly installments over the four-year period following the date of grant. The vesting of each installment of each Option will occur only if such vesting date occurs during the Executive’s continued employment by the Company through the respective vesting date. The maximum term of each Option will be ten (10) years from the date of grant of the Option, subject to earlier termination upon the termination of the Executive’s employment with the Company, a change in control of the Company and similar events. The Options shall be granted under the NTN Buzztime, Inc. 2004 Performance Incentive Plan (the “Plan”), a copy of which has been provided to the Executive, and shall be subject to such further terms and conditions as set forth in written stock option agreements to be entered into by the Company and the Executive to evidence the Options (the “Option Agreements”). Such Option Agreements shall be in substantially the form attached hereto as Exhibit C (with respect to the Option grant described in Section 3.4(a) above), or such other form as may be used by the Company to evidence stock option grants made under the Plan from time to time (with respect to the Option grant described in Section 3.4(b) above).

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. Without limiting the generality of the foregoing, during the Period of Employment, the Company shall provide to the Executive the following benefits:

(a)	At no expense to the Executive, coverage of the Executive, his spouse (if any) and any of his children who qualify as “dependents” within the meaning of Section 152 of the Code under a major medical insurance program with an annual cumulative deductible amount of no more than $500;

(b)	Coverage of the Executive by term life insurance, payable to his designated beneficiary, in the amount of $1,000,000 and, in the event of accidental death or dismemberment, in the amount of $2,000,000, with the premium for such coverage not to exceed $4,000 per year.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies in effect from time to time. In addition, the Company shall reimburse the Executive for his reasonable attorneys’ fees incurred in connection with negotiating and documenting his employment relationship with the Company up to a maximum aggregate reimbursement amount of $5,000.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals; provided that the Executive’s rate of vacation accrual during the Period of Employment shall be no less than four (4) weeks per year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.4	Relocation Costs. Upon commencement of the Period of Employment, the Company shall pay or reimburse the Executive for pre-approved direct relocation expenses (which will include, but not be limited to, expenses related to the sale of his home in Boca Raton, Florida, the purchase of a home in the San Diego, California metropolitan area, and the packing, transporting and unpacking of household goods) incurred in connection with the prompt relocation, if necessary, of the Executive’s permanent residence to the San Diego, California metropolitan area. This payment may be made as a direct payment or reimbursement to the Executive of the actual and reasonable costs for such relocation up to a maximum aggregate reimbursement amount of One Hundred and Fifty Thousand Dollars ($150,000).

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company; (i) with Cause (as defined in Section 5.5), or (ii) with no less than sixty (60) days advance notice to the Executive, without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than sixty (60) days advance notice to the Company; provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice if the Company fails to, or cannot, reasonably cure the event that constitutes Good Reason.

5.3	Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)	The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b)

If, during the Period of Employment (but not upon the expiration of the Period of Employment or at any time thereafter), the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 5.5), the Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions and subject to the release requirement of Section 5.4, an amount equal to the sum of (i) the

Executive’s Base Salary at the annual rate in effect on the Severance Date, plus (ii) the cost of the Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Severance Date, provided that the Company’s obligation to make any payment pursuant to this clause (ii) shall cease upon the first to occur of the date the Executive becomes eligible for medical coverage with another employer or the first anniversary of the Severance Date. The Company shall pay such amount to the Executive in equal installments on a bi-weekly basis following the Severance Date until the later of the last day of the Period of Employment and the first anniversary of the Severance Date. The Company shall also cause any outstanding options granted to the Executive pursuant to Section 3.4, (A) to the extent such options are unvested as of the Severance Date and are scheduled to vest within the six-month period following the Severance Date, to become vested as of the Severance Date, and (B) to the extent such options are vested as of the Severance Date (including any options that become vested pursuant to the foregoing clause (A)), to remain exercisable for six months following the Severance Date (but in no event later than the expiration of the term of the option). Such options, to the extent exercisable for the six-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of such six-month period. To the extent such options are unvested as of the Severance Date and are not scheduled to vest within the six-month period following the Severance Date, such options shall terminate on the Severance Date.

(c)	If the Executive’s employment with the Company terminates upon the expiration of the Period of Employment pursuant to a Notice of Non-Renewal given by the Company in accordance with Section 2, the Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions and subject to the release requirement of Section 5.4, an amount equal to the sum of (A) the Executive’s Base Salary at the annual rate in effect on the Severance Date, plus (B) the cost of the Executive’s premiums charged to continue medical coverage pursuant to COBRA at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Severance Date, provided that the Company’s obligation to make any payment pursuant to this clause (B) shall cease upon the first to occur of the date the Executive becomes eligible for medical coverage with another employer or the date that is one year after the Severance Date. The Company shall pay such amount to the Executive in equal installments on a bi-weekly basis following the Severance Date until the later of the last day of the Period of Employment and the date that is one year after the Severance Date.

For purposes of clarity, in the event the Executive’s employment terminates upon the expiration of the Period of Employment pursuant to a Notice of Non-Renewal given by the Executive, the Executive shall not be entitled to any payment pursuant to this Section 5.3(c); and in the event the Executive’s employment terminates upon the expiration of the Period of Employment (whether pursuant to a Notice of Non-Renewal given by the Company or the Executive), the Executive’s outstanding options shall continue to be governed in accordance with their terms (including, without limitation, the terms applicable to a termination of the Executive’s employment). In no event shall the Executive be entitled to receive benefits under both this Section 5.3(c) and Section 5.3(b) above.

Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under the Proprietary Information Agreement and/or Section 7, 8 or 9 of this Agreement at any time, from and after the date of such breach, (x) the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of any benefits provided in Section 5.3(b) or Section 5.3(c), and (y) the Executive will no longer be entitled to, and the Company will no longer be obligated to make available to Executive or Executive’s spouse or dependents any group health, life or other similar insurance plans or any payment in respect of such plans.

The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any). In no event shall the Company’s obligations to the Executive exceed the sum of the Accrued Obligations, the benefits provided in either Section 5.3(b) or Section 5.3(c), if applicable, and the benefits contemplated by this paragraph, regardless of the manner of the Executive’s termination.

5.4	Release; Exclusive Remedy.

(a)	This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) or Section 5.3(c) (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the release agreement contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(b)	The Executive agrees that the general release agreement described in Section 5.4(a) will require that the Executive acknowledge, as a condition to the payment of any benefits under Section 5.3(b) or Section 5.3(c), as applicable, that the payments contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive will be required to covenant, as a condition to receiving any such payment (and any such accelerated vesting), not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)	any Incentive Bonus payable pursuant to Section 3.2 or other performance based compensation payable under this Agreement, including in the case of the Incentive Bonus a pro rata portion of the full fiscal year bonus based upon the portion of the full fiscal year completed through the Severance Date and the percentage achievement of budgeted targets for that portion of the full fiscal year which has been completed.

(iii)	any reimbursement due to the Executive pursuant to Section 4.2 or Section 4.4 for expenses incurred by the Executive on or before the Severance Date.

(b)

As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (ii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has willfully violated his obligations to the Company.

(c)	As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(d)	As used herein, “Good Reason” shall mean the occurrence of any of the following: (i) without the Executive’s express written consent, a material reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such duties, position and responsibilities; (ii) without the Executive’s express written consent, a material reduction of the facilities and perquisites (including without limitation office space, location and administrative support) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company of the Executive’s Base Salary or Incentive Bonus opportunity as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is materially reduced; (v) without the Executive’s express written consent, the relocation of the Executive to a facility or a location more than fifty (50) miles from the Company’s current principal office location; or (vi) without the Executive’s express written consent, the removal by the Board of the Executive’s position as a member of the Board.

(e)	As used herein, “Involuntary Termination” shall mean a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason. For purposes of this Agreement, the term Involuntary Termination includes a termination of the Executive’s employment due to the Executive’s death or Disability.

5.6.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Limitation on Benefits.

(a)	Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount if referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)	A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within five (5) days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

6.	Proprietary Information; Inventions and Developments. Concurrently with entering into this Agreement, the Executive will execute the Proprietary Information Agreement.

7.	Confidentiality. The Executive hereby agrees that the Executive shall not at any time (whether during or after the Executive’s employment with the Company), directly or indirectly, other than in the course of the Executive’s duties hereunder, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below); provided, however, that this Section 7 shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall promptly notify the Company in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement. The Executive agrees that, upon termination of the Executive’s employment with the Company, all Confidential Information in the Executive’s possession that is in written, digital or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (a) was publicly known at the time of disclosure to the Executive, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (c) is lawfully disclosed to the Executive by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company Group.

8.	Protective Covenant. The Executive acknowledges and agrees that should he take a position as an executive officer (other than an officer whose function substantially relates to financial matters) of any business where his duties, or those of others who report directly or indirectly to him, include any activities in the fields of electronically simulated sports games or interactive television, which in the reasonable judgment of the Company is, or as a result of the Executive’s engagement or participation would become, directly competitive with any aspect of the business of the Company Group (a “Covered Position”), that such position would inevitably lead to a disclosure of Confidential Information in contravention of Section 7. Accordingly and without limiting the provisions of Section 7, the Executive agrees that during the Period of Employment and for a period of one year thereafter, the Executive shall not accept employment in a Covered Position. The Executive expressly acknowledges and agrees that the foregoing restriction is reasonable and necessary in order to protect the Confidential Information of the Company Group.

9.	Anti - Solicitation.

9.1	Business Relationships. The Executive promises and agrees that during the Period of Employment and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates (collectively, the “Company Group”), either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group.

9.2	Employees. The Executive promises and agrees that during the Period of Employment and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

10.	Indemnification, Liability Insurance. The Company agrees to indemnify the Executive and hold the Executive harmless to the fullest extent permitted by applicable law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Executive’s good-faith performance of the Executive’s duties and obligations to the Company. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists (but in any case not for more than six years), after the term of this Agreement in the same amount and on the same terms as the Company covers its other active officers and directors, if such coverage is obtainable, but in all events such coverage shall be at least in substantially the same amount and on substantially the same terms as the Company covers its other active officers and directors.

11.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
12.	Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

14.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

15.	Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

16.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

17.	Entire Agreement. This Agreement, together with the Proprietary Information Agreement and the Option Agreements, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

18.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

19.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20.	Arbitration. Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, the Proprietary Information Agreement referred to in Section 6, the Option Agreements, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in San Diego County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 20.

The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Company).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 20, the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in Section 7, 8 or 9 of this Agreement or in the Proprietary Information Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall he entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Section 7, 8 or 9 of this Agreement or in the Proprietary Information Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

21.	Insurance. The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Executive, and the Executive agrees to submit to any usual and customary medical examination and otherwise cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

22.	Notices.

(a)	All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i)	if to the Company:

NTN Buzztime, Inc.

5966 La Place Court, Suite 100

Carlsbad, CA 92008

Attn: Board of Directors

with a copy to:

James Levin, Esq.

O’Melveny & Myers LLP

400 South Hope Street, 18th Floor

Los Angeles, CA 90071

(ii)	if to the Executive, the to address most recently on file in the payroll records of the Company.

(b)	Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 22 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

23.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

24.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

25.	Code Section 409A.

(a)	It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)	Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Code Section 409A, the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Code Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Corporation therefor promptly after the end of such period. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 25(b) shall be paid as soon as practicable after the date that is six (6) months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death). The provisions of this Section 25(b) shall only apply if, and to the extent, required to comply with Code Section 409A.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

NTN Buzztime, Inc., a Delaware corporation

By:	/s/ STANLEY B. KINSEY
Name:	Stanley B. Kinsey
Title:	CEO

“EXECUTIVE”

/s/ DARIO L. SANTANA
Dario L. Santana

EXHIBIT A

EXECUTIVE CONFIDENTIALITY DISCLOSURE

Every year since 2002, Dario L. Santana has signed a Tyco International Ltd Proprietary and Confidential Information Agreement (or its equivalent). This agreement has been signed by Dario L. Santana as a stand-alone agreement or as part of the Tyco Guide to Ethical Conduct, which includes other topics beyond confidentiality.

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EXHIBIT B

NTN BUZZTIME, INC.

PROPRIETARY INFORMATION AGREEMENT

CONFIDENTIALITY AND WORK FOR HIRE AGREEMENT

This Agreement is made and entered into as of July 10, 2006 by and between NTN BUZZTIME, INC. and any of its affiliates, having a principal place of business at 5966 La Place Court, Carlsbad, California 92008-8830 and Dario L. Santana (“Employee”), and shall remain in full force and effect from and after the date hereof.

Employee acknowledges that by reason of his or her affiliation with NTN BUZZTIME, INC. Employee will have access to confidential information (as defined herein) relating to existing and planned business activities, including but not limited to, entertainment programming, the development of certain computer hardware and computer software and the marketing and advertising strategies related thereto in connection with the development, implementation and operation of information, education and entertainment products and services.

Confidential information shall mean all intellectual property rights and information, whether written or oral, including but not limited to, data, computer hardware and/or software programs, summaries, diagrams, reports and/or memoranda, as if written, however produced or reproduced, which is identified or marked confidential, or which, by the nature of the circumstances surrounding disclosure, should be considered, in good faith, to be treated as proprietary and confidential, and all other proprietary information relating to NTN BUZZTIME, INC. and any of its affiliates and their respective businesses (as currently conducted and as proposed to be conducted), properties and assets.

Employee shall not (1) divulge or disclose, directly or indirectly, any confidential information to any person, firm, corporation or other entity, for any purpose or reason whatsoever, or (2) make use of any confidential information for Employee’s purposes or for the benefit of any person, firm, corporation or other business entity except to the extent that (a) such confidential information is, in fact, obtainable from public sources (other than as a result of Employee’s breach of this agreement) or (b) such disclosure is required by applicable law or authorized in writing by an authorized representative of NTN BUZZTIME, INC. The prohibition against disclosure of confidential information shall survive the termination of Employee’s employment with NTN BUZZTIME, INC.

Employee shall promptly disclose and hereby irrevocably grants and assigns to NTN BUZZTIME, INC. for NTN BUZZTIME, INC’s. sole use and benefit, all rights of every kind and character whatsoever, exclusively and perpetually, in and to all services performed by Employee, and to any and all (a) inventions, improvements, technical information, systems, software, programs, designs, drawings and suggestions, whether patented, patentable or unpatentable (“Inventions”), and (b) characters, character names, original works of authorship, literary works (including, but not limited to, computer software), audiovisual works, translations, compilations and other copyrightable or uncopyrightable works which are originated or produced by Employee (solely or jointly with others) (“Works”) which Employee may conceive, develop or acquire during his or her employment with NTN BUZZTIME, INC. (whether or not during usual working hours), together with all patent applications, letters patent, or other patent rights, and trademark, trade name, service marks and copyrights and all applications, registrations, renewals and reissues thereof that may at any time be granted for or upon any such Invention or Works, and (c) to all other such intangible rights (collectively, the “Developed Properties”). If for any reason such results and proceeds are deemed not to be a work made for hire, Employee hereby irrevocably assigns to NTN BUZZTIME, INC., to the fullest extent permitted by law, all of Employee’s right, title and interest thereto. Employee waives all so-called “moral rights of authors”, “droit moral” rights and other similar rights throughout the world, however denominated. Employee will, upon NTN BUZZTIME, INC’s. request, execute, acknowledge and deliver to NTN BUZZTIME, INC. such additional documents as NTN/BUZZTIME, INC. may deem necessary to evidence and effectuate NTN BUZZTIME, INC’s. rights hereunder. Employee hereby grants NTN BUZZTIME, INC. the right, as Employee’s attorney-in-fact, to execute, acknowledge, deliver and record in the U.S. Copyright Office or elsewhere any and all such documents that Employee fails to execute, acknowledge, deliver and record. In connection therewith:

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Confidentiality and Work for Hire Agreement

(i)	Employee warrants that all Works will be original, will not have been previously published in whole or in part, will not infringe upon any rights of others or contain libelous material, and will not have been previously assigned, licensed or otherwise encumbered;

(ii)	Employee shall, without charge, but at the expense of NTN BUZZTIME, INC., promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of NTN BUZZTIME, INC. to vest title to the Developed Properties in NTN BUZZTIME, INC. and to enable NTN BUZZTIME, INC. to maintain the entire right, title and interest thereto throughout the universe; and

(iii)	Employee shall render to NTN BUZZTIME, INC. at its expense all such reasonable assistance as it may require in the prosecution of applications for said copyrights, patents, trademarks, trade names, service marks or renewals or reissues thereof, in the prosecution or defense of interferences which may be declared involving any of said copyrights, NTN BUZZTIME, INC. may be involved relating to any Developed Properties.

(iv)	Employee’s obligation to cooperate with and assist NTN BUZZTIME, INC. in obtaining and enforcing patents, copyrights, trademarks, trade secrets, and other rights and protection shall continue beyond the termination of Employee’s engagement by NTN BUZZTIME, INC..

(v)	In the event NTN BUZZTIME, INC. is unable for any reason whatsoever to secure the signature of Employee to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, Employee hereby irrevocably designates and appoints NTN BUZZTIME, INC. and its duly authorized officers and agents as agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution and issuance of letters patent or copyright thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to NTN BUZZTIME, INC. any and all claims of any nature whatsoever which Employee may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

(vi)	Employee represents that there is no agreement with any other party that would conflict with his/her obligations under this Agreement.

All documents, drawings, writings, information and data of whatever kind and nature that may be provided to Employee in connection with his or her employment with NTN BUZZTIME, INC., and all copies thereof, shall be promptly returned to NTN BUZZTIME, INC. upon completion or termination of the business relationship between Employee and NTN BUZZTIME, INC..

This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State. If any provision of this Agreement is held to be illegal or invalid, such provision shall be deemed to be severed and deleted, and neither the provision nor its deletion shall effect the validity of the remaining provisions, except where specifically stated otherwise herein. This Agreement may be modified only by a writing signed by NTN BUZZTIME, INC. and Employee.

The parties agree to indemnify, defend and hold each other harmless and each other’s officers, employees, and representatives and such party’s successors, licensees and assigns in the event of any threat or assertion of any claim, action or proceeding inconsistent with any of the foregoing representations and/or warranties.

Confidentiality and Work for Hire Agreement

Employee may not assign this Agreement, in whole or in part. This Agreement shall inure to the benefit of and may be enforced by NTN BUZZTIME, INC., its successors, affiliates or assigns and shall be binding upon the Employee, his or her heirs, successors, assigns, legal representatives, executors, administrators and other successors-in-interest.

Employee agrees to execute all documents and do all acts as may be reasonably necessary, convenient or desirable in order to effect the provisions of this Agreement.

In the event that either party is required to bring any action, suit or other proceeding against the other party arising out of this Agreement, the prevailing party shall recover all of such party’s reasonable attorneys’ fees and costs throughout the entire proceedings.

This Agreement may be executed in counterparts which taken together shall constitute one document.

ACCEPTED AND AGREED:	ACCEPTED AND AGREED:

NTN BUZZTIME, INC.	EMPLOYEE

By: /s/ Aurora Araya	By: /s/ Dario L. Santana
Signature	Signature

Title: HR Generalist	Print Name: Dario L. Santana
Dated: July 10, 2006	Dated: July 10, 2006

NTN Buzztime, Inc.

Addendum to Confidentiality and Work for Hire Agreement

Section 2872. NOTICE TO EMPLOYEE; BURDEN OF PROOF

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

(Added to Stats. 1979, c. 1001, p. 3401, Section 1.)

Section 2870. EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

        (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

        (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(Added by Stats. 1979, c. 1001, p. 3401, Section 1. Amended by Stats. 1986, c. 345, Section 1.)

Nothing herein shall be deemed to vary or modify the status or nature of the undersigned employee’s relationship to Company.

I hereby acknowledge receipt of notice from the Company pursuant to Section 2872 of Art. 3.5, Chapter 2 of Division 3 of the California Labor Code (as set forth herein as Exhibit “A”). I understand that the Company agrees that notwithstanding anything to the contrary in this Section 2, nothing in this Agreement shall apply to any invention which qualifies fully under the provisions of Section 2872 of the California Labor Code.

Date: July 10, 2006	By: /s/ Dario L. Santana

    Employee Signature

Dario L. Santana

    (Print Name)